Exhibit 99.1

CONDUENT ANNOUNCES LEADERSHIP TRANSITION

Ashok Vemuri to Step Down Upon Appointment of Successor

Board Conducting Search for Company’s Next CEO

FLORHAM PARK, N.J., May 8, 2019 – Conduent Incorporated (NYSE: CNDT), a digital interactions company, today announced that Ashok Vemuri intends to step down as Chief Executive Officer and as a member of the Board of Directors. To ensure an orderly transition, Mr. Vemuri will continue in his current role as Chief Executive Officer and as a member of the Board of Directors until his successor is appointed, which the Board expects to occur during the third quarter of 2019.

The Conduent Board has initiated a search to identify the Company’s next CEO and is considering internal and external candidates as part of the process. The search will be led by a special committee of the Board, consisting of Nicholas Graziano as Chair, Joie Gregor, Scott Letier and Virginia Wilson. The Board has retained an executive search firm to assist with the process.

William Parrett, Chairman of the Conduent Board, said, “Ashok has played an important role in helping transform Conduent’s business in the time since the Company’s inception and has positioned the Company for long-term profitable growth. Under his leadership, the Company has implemented a comprehensive cost-reduction program and is continuing to make key investments in technology and products as it pivots to growth. We thank Ashok for his contributions and appreciate his assistance in helping achieve a smooth transition.”

Mr. Parrett continued, “We are focused on identifying a leader with the expertise and capabilities to leverage Conduent’s unique strengths to enable the Company to achieve its next level of growth. Through our search process, we will focus on identifying a leader who shares our vision for the power of digital-interactions, can accelerate the pace of our progress and deliver enhanced shareholder value.”

Mr. Vemuri said, “It has been my privilege, as CEO of Xerox Business Services to separate, and then to lead as the first CEO of Conduent. We have made enormous progress – standing up a public company, driving a significant transformation program in a relatively short period of time, laying the foundation to become a digital interactions company and resolving the legacy issues we inherited. I am proud of these achievements and want to thank the Board and all Conduent employees for their support during this important time in the Company’s history. As Conduent enters its next phase and continues the pivot to growth, this is the right time to begin the transition to the next CEO. I look forward to continuing to work with my colleagues on the Board and the management team during this transition period to ensure the succession process is seamless.”

In a separate announcement issued today, Conduent announced its results for the first quarter of fiscal year 2019.

About Conduent

Conduent creates digital platforms and services for businesses and governments to manage millions of interactions every day for those they serve. We are leveraging the power of cloud, mobile and IoT, combined with technologies such as automation, cognitive and blockchain to elevate every constituent interaction, driving modern digital experiences that are more efficient, helpful and satisfying.

Conduent’s differentiated offerings touch millions of lives every day, including two-thirds of all insured patients in the U.S. and nearly nine million people who travel through toll systems daily. Whether it’s digital payments, claims processing, benefit administration, automated tolling, customer care or distributed learning - Conduent serves a majority of the Fortune 100 companies and more than 500 government entities. Learn more at www.conduent.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that could cause actual results to differ materially.

Such factors include, but are not limited to: our ability to identify and recruit potential CEO candidates; our ability to successfully manage the leadership transition and the potential for disruptions to our business from the transition; government appropriations and termination rights contained in our government contracts; our ability to renew commercial and government contracts awarded through competitive bidding processes; our ability to recover capital and other investments in connection with our contracts; our ability to attract and retain necessary technical personnel and qualified subcontractors; our ability to deliver on our contractual obligations properly and on time; competitive pressures; our significant indebtedness; changes in interest in outsourced business process services; our ability to obtain adequate pricing for our services and to improve our cost structure; claims of infringement of third-party intellectual property rights; the failure to comply with laws relating to individually identifiable information and personal health information and laws relating to processing certain financial transactions, including payment card transactions and debit or credit card transactions; breaches of our information systems or security systems or any service interruptions; our ability to estimate the scope of work or the costs of performance in our contracts; our continuing emphasis on and shift toward technology-led digital transactions; customer decision-making cycles and lead time for customer commitments; our ability to collect our receivables for unbilled services; a decline in revenues from or a loss or failure of significant clients; fluctuations in our non-recurring revenue; our failure to maintain a satisfactory credit rating; our ability to attract and retain key employees; increases in the cost of telephone and data services or significant interruptions in such services; our failure to develop new service offerings; our ability to modernize our information technology infrastructure and consolidate data centers; our ability to comply with data security standards; our ability to receive dividends or other payments from our subsidiaries; changes in tax and other laws and regulations; changes in government regulation and economic, strategic, political and social conditions; changes in U.S. GAAP or other applicable accounting policies; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our 2018 Annual Report on Form 10-K filed with the Securities and Exchange Commission and any current Report on Form 8-K. Any forward-looking statements made by us in this press release speak only as of the date on which they are made. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, subsequent events or otherwise.

Media Contact:

Sean Collins, Conduent, +1-310-497-9205, sean.collins2@conduent.com

Investor Relations Contact:

Alan Katz, Conduent, +1-973-526-7173, alan.katz@conduent.com